United States securities and exchange commission logo





                     July 14, 2021

       Steven Shum
       Chief Executive Officer
       INVO Bioscience, Inc.
       5582 Broadcast Court
       Sarasota, FL 34240

                                                        Re: INVO Bioscience,
Inc.
                                                            Form 10-K for the
Fiscal Year Ended December 31, 2020
                                                            Filed March 30,
2021
                                                            File No. 001-39701

       Dear Mr. Shum:

              We have completed our review of your filings. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.




                     Sincerely,


                     Division of Corporation Finance

                     Office of Life Sciences